UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2011

CommerceTel Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8929 Aero Drive, Suite E
San Diego, CA 92123
(Address of principal executive offices) (zip code)

(866) 622-4261
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities

On November 10, 2011, CommerceTel Corporation (the “Company”) entered into agreements with all holders of its 10% Senior Secured Convertible Bridge Notes (the “Notes”) due November 2, 2011 in the principal amount of $1,010,000. Under the terms of the agreements, holders of $800,000 in principal amount agreed to extend the maturity due date of the Notes to February, 2012.

In addition, holders of the balance of $210,000 agreed to convert the entire principal amount plus all accrued and unpaid interest into units (each, a “Unit”) each of which consists of one share of common stock of the Company (the “Common Stock”) and a four year warrant (each, a “Warrant”) to purchase one share of Common Stock at $2.00 per share. The conversion took place at a price of $1.50 per Unit. Accordingly, the Company issued an aggregate of 153,515 shares of Common Stock and 153,515 Warrants.

The Common Stock and the Warrants were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued in reliance on the recipients’ representations that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend. In addition, the recipients were provided with sufficient access to Company information.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

    Not applicable.

(b) Pro forma financial information.

    Not applicable.

(c) Exhibits

    Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCETEL CORPORATION

November 14, 2011	By:	/s/ Dennis Becker
Dennis Becker
Chief Executive Officer